Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FOURTH QUARTER AND YEAR END 2016

MIAMI, FLORIDA, April 19, 2017 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQX: SBSAA) today announced its recapitalization strategy and reported financial results for the quarter- and year-ended December 31, 2016.

Financial Highlights

(in thousands)	Quarter Ended December 31,		%	Year Ended December 31,		%
	2016	2015	Change	2016	2015	Change
Net revenue:
Radio	$37,535	$36,429	3%	$129,544	$133,624	(3)%
Television	4,576	3,847	19%	15,075	13,275	14%
Consolidated	$42,111	$40,276	5%	$144,619	$146,899	(2)%
Adjusted OIBDA, a non-GAAP measure*:
Radio	$20,115	$12,458	61%	$56,603	$49,826	14%
Television	1,006	504	100%	789	(253)	412%
Corporate	(2,445)	(3,020)	(19)%	(9,924)	(10,462)	(5)%
Consolidated	$18,676	$9,942	88%	$47,468	$39,111	21%

* Please refer to the Non-GAAP Financial Measures section for a definition of Adjusted OIBDA and a reconciliation from Adjusted OIBDA to the most directly comparable GAAP financial measure.

Discussion and Results

“Our fourth quarter results marked the end of a highly successful year for SBS as we generated our strongest performance in over a decade,” said Raúl Alarcón, Chairman and CEO.

“Key highlights of our operational momentum include audience gains across our media platforms, radio leadership in many of the nation’s largest Hispanic markets, a highly successful experiential platform and increasing roster of concerts and events, the further expansion of our AIRE Radio Network and a strengthened presence in mobile entertainment through the addition of exclusive video content to our unique LaMusica streaming app, while achieving industry-leading operating margins in the radio sector.  Likewise, 2017 is pacing to be another year of expansion and innovation, including the debut of our second mobile video app during the second quarter.

To address the repayment of our outstanding 12.5% Senior Secured Notes (the “Notes”) which matured on April 15, 2017 and were payable on Monday, April 17, 2017 and as further discussed below, the Company has been pursuing a series of options, with the assistance of our legal and financial advisors, including discussions with third party capital providers (including a top-tier banking institution) and with representatives of the holders of our Notes and preferred stock.”

Recapitalization Strategy

We are working with a team of financial and legal advisors in evaluating all options available to us in executing a comprehensive recapitalization plan.  These options include, but are not limited to, selling certain non-core assets (whose net proceeds would be used to repay a portion of outstanding Notes), new financings (including debt, equity-linked securities and equity offerings), an exchange

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offer with the holders of our Notes (the “Noteholders”), with or without exit consents to amend the terms of the indenture under which the Notes were issued (the “Indenture”), use of cash on hand, and a combination of these options.  We have been pursuing the sale of certain non-core assets, including certain of our television stations and real estate assets.  In connection with our recapitalization plan, we have initiated conversations with representatives of the Noteholders and holders of our 10¾% Series B Cumulative Exchangeable Redeemable Preferred Stock (the “Series B preferred stock”) regarding these matters. We cannot assure you that we will be successful in our recapitalization efforts. We did not repay the Notes at their maturity, as a result of which there was an event of default under the Indenture on April 17, 2017, which is the payment date following the Saturday, April 15, 2017 maturity date. In addition, we are in default with the security agreement covenant relating to deposit account control agreements and the related Indenture covenant regarding compliance with the security agreement, and we are in default under the Future Guarantors covenant of the Indenture (though we have delivered documentation to the Trustee to have the subsidiary become an additional guarantor of the Notes). The Notes will continue to earn interest after the maturity date. We face various risks regarding these matters which are summarized in our Annual Report on Form 10-K for the year ended December 31, 2016.

Quarter End Results

For the quarter-ended December 31, 2016, consolidated net revenues totaled $42.1 million compared to $40.3 million for the same prior year period, resulting in an increase of $1.8 million or 5%.  Our radio segment net revenues increased $1.1 million or 3%, due to increases in national, local, and digital sales. Our local sales increased in our Chicago, Miami New York and Puerto Rico markets.  Our television segment net revenues increased $0.7 million or 19%, due to the increases in national and local sales.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $18.6 million compared to $9.9 million for the same prior year period, representing an increase of $8.7 million or 88%. Our radio segment Adjusted OIBDA increased $7.7 million or 61%, primarily due to a decrease in operating expenses of $6.6 million and an increase in net revenues of $1.1 million.  Radio station operating expenses decreased mainly due to decreases in special event related expenses, advertising, promotion and prize expenses, legal fees and settlements, affiliate compensation, and compensation & benefits.  Our television segment Adjusted OIBDA increased $0.5 million, due to the increase in net revenues of $0.7 million offset by an increase in operating expenses of $0.2 million. Television station operating expenses increased primarily due to increases in content production offset by lower special event related expenses and content production tax credits.  Our corporate expenses, excluding non-cash stock-based compensation, decreased $0.6 million or 19%, mostly due to a decrease in legal expenses.

Operating income totaled $17.5 million compared to $8.8 million for the same prior year period, representing an increase of $8.6 million or 98%.  This increase in operating income was primarily due to decreases in operating and corporate expenses and an increase in net revenues.

Year End Results

For the year ended December 31, 2016, consolidated net revenues totaled $144.6 million compared to $146.9 million for the same prior year period, resulting in a decrease of $2.3 million or 2%.  Our television segment net revenues increased $1.8 million or 14%, primarily due to the increases in local, national, and barter sales offset by decreases in digital sales and special events revenues.  Our radio segment net revenues decreased $4.1 million or 3%, primarily due to decreases in network and national sales, and special events revenues, which were offset by increases in local and digital sales and product endorsements.  Our special events revenue decrease occurred primarily in our Los Angeles, Miami, New York, and Puerto Rico markets.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $47.5 million compared to $39.1 million for the same prior year period, resulting in an increase of $8.4 million or 21%.  Our radio segment Adjusted OIBDA increased $6.8 million or 14%, primarily due to the decrease in operating expenses of $10.9 million partially offset by a decrease in net revenues of $4.1 million.  Radio station operating expenses decreased mainly due to compensation and benefits, talent fees, commissions and bonuses, Aire network-affiliate compensation, advertising and promotion, special events, taxes and licenses, and facilities expenses, offset by increases in content production and technical costs associated with the new LaMusica App, rating services and professional fees.  Our television segment Adjusted OIBDA increased $1.0 million, due to increases in net revenues of $1.8 million, which were partially offset by the increase in station operating expenses of $0.8 million.  Television station operating expenses increased primarily due to compensation and benefits, bonuses, commission, barter, and rating service expenses offset by increases in production tax credits which offset originally produced content production costs in Puerto Rico.  Our corporate expenses, excluding non-cash stock-based compensation, decreased $0.5 million or 5% primarily due to increases in compensation and benefits which were offset by decreases in professional fees.

Operating income totaled $42.2 million compared to $33.9 million for the same prior year period, representing an increase of $8.3 million or 25%.  This increase in operating income was mainly due to the decrease in selling, general and administrative expenses partially offset by the decrease in net revenue.

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Fourth Quarter 2016 Conference Call

We will host a conference call to discuss our fourth quarter 2016 financial results on Friday, April 21, 2017 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, May 5, 2017 which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10105552.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at http://www.spanishbroadcasting.com/webcasts-presentations. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 250 affiliated stations reaching 93% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Forward Looking Statements

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.  “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, our recapitalization plan, growth and acquisition strategies, investments and future operational plans.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2016.  All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter- and year-ended December 31, 2016 and 2015.

	Quarter Ended December 31,		Year Ended December 31,
Amounts in thousands, except per share amounts	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net revenue	$42,111	$40,276	$144,619	$146,899
Station operating expenses	20,990	27,320	87,218	97,335
Corporate expenses	2,541	3,020	10,588	10,462
Depreciation and amortization	1,144	1,180	4,692	4,802
(Gain) loss on the disposal of assets, net	(8)	(10)	(11)	(87)
Impairment charges and restructuring costs	(11)	(62)	(37)	536
Operating income	17,455	8,828	42,169	33,851
Interest expense, net	(10,040)	(9,968)	(40,149)	(39,847)
Dividends on Series B preferred stock classified as interest expense	(2,434)	(2,434)	(9,734)	(9,734)
Loss before income taxes	4,981	(3,574)	(7,714)	(15,730)
Income tax expense (benefit)	1,466	3,489	8,628	11,225
Net loss	3,515	(7,063)	(16,342)	(26,955)
Net loss per common share:
Basic & Diluted	$0.48	$(0.97)	$(2.25)	$(3.71)
Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267	7,267	7,267

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Non-GAAP Financial Measures

Adjusted Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs excluding non-cash stock-based compensation (“Adjusted OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP.  Adjusted OIBDA does not present station operating income as defined by our Indenture governing the Notes.  In addition, because Adjusted OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile Adjusted OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended December 31, 2016
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$18,676	20,115	1,006	(2,445)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	96	—	—	96
Depreciation and amortization	1,144	485	563	96
(Gain) loss on the disposal of assets, net	(8)	(8)	—	—
Impairment charges and restructuring costs	(11)	—	—	(11)
Operating Income (Loss)	$17,455	19,638	443	(2,626)

	Quarter Ended December 31, 2015
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$9,942	12,458	504	(3,020)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	6	6	—	—
Depreciation and amortization	1,180	450	644	86
(Gain) loss on the disposal of assets, net	(10)	(10)	—	—
Impairment charges and restructuring costs	(62)	—	—	(62)
Operating Income (Loss)	$8,828	12,012	(140)	(3,044)

	Year Ended December 31, 2016
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$47,468	56,603	789	(9,924)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	655	(9)	—	664
Depreciation and amortization	4,692	1,905	2,378	409
(Gain) loss on the disposal of assets, net	(11)	(11)	—	—
Impairment charges and restructuring costs	(37)	—	—	(37)
Operating Income (Loss)	$42,169	54,718	(1,589)	(10,960)

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	Year Ended December 31, 2015
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$39,111	49,826	(253)	(10,462)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	9	9	—	—
Depreciation and amortization	4,802	1,813	2,621	368
(Gain) loss on the disposal of assets, net	(87)	(78)	2	(11)
Impairment charges and restructuring costs	536	925	—	(389)
Operating Income (Loss)	$33,851	47,157	(2,876)	(10,430)

Non-GAAP Reporting Requirement under our Senior Secured Notes Indenture

Under the Indenture, we are to provide our Noteholders a statement of our “Station Operating Income for the Television Segment,” as defined by the Indenture, for the twelve-month period ended December 31, 2016 and 2015, and a reconciliation of “Station Operating Income for the Television Segment” to the most directly comparable financial measure calculated in accordance with GAAP.  In addition, we are to provide our “Secured Leverage Ratio,” as defined by the Indenture, as of December 31, 2016.

Included below is the table that reconciles “Station Operating Income for the Television Segment” to the most directly comparable GAAP financial measure. Also included is our “Secured Leverage Ratio” as of December 31, 2016.

	Twelve-Months Ended	Quarters Ended
	December 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Unaudited and in thousands)	2016	2016	2016	2016	2016
Station Operating Income for the Television Segment, as defined by the Indenture	$1,333	940	234	885	(726)
Less expenses excluded from Station Operating Income for the Television Segment, as defined by the Indenture, but included in operating income (loss):
Depreciation and amortization	2,378	563	568	584	663
Non-cash barter (income) expense	474	(66)	78	177	285
Other	70	—	58	2	10
GAAP Operating Loss for the Television Segment	$(1,589)	443	(470)	122	(1,684)

	Twelve-Months Ended	Quarters Ended
	December 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2015	2015	2015	2015	2015
Station Operating Income for the Television Segment, as defined by the Indenture	$267	679	(522)	983	(873)
Less expenses excluded from Station Operating Income for the Television Segment, as defined by the Indenture, but included in operating income (loss):
Depreciation and amortization	2,621	644	630	663	684
Non-cash barter (income) expense	372	132	182	(24)	82
Other	150	43	65	33	9
GAAP Operating Loss for the Television Segment	$(2,876)	(140)	(1,399)	311	(1,648)

As of December 31, 2016
Secured Leverage Ratio, as defined by the Indenture	5.7

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Net revenue:
Radio	$37,535	$36,429	$129,544	$133,624
Television	4,576	3,847	15,075	13,275
Consolidated	$42,111	$40,276	$144,619	$146,899
Engineering and programming expenses:
Radio	$5,517	$5,988	$23,514	$23,101
Television	2,011	1,676	7,598	7,660
Consolidated	$7,528	$7,664	$31,112	$30,761
Selling, general and administrative expenses:
Radio	$11,903	$17,989	$49,418	$60,706
Television	1,559	1,667	6,688	5,868
Consolidated	$13,462	$19,656	$56,106	$66,574
Corporate expenses:	$2,541	$3,020	$10,588	$10,462
Depreciation and amortization:
Radio	$485	$450	$1,905	$1,813
Television	563	644	2,378	2,621
Corporate	96	86	409	368
Consolidated	$1,144	$1,180	$4,692	$4,802
(Gain) loss on the disposal of assets, net:
Radio	$(8)	$(10)	$(11)	$(78)
Television	—	—	—	2
Corporate	—	—	—	(11)
Consolidated	$(8)	$(10)	$(11)	$(87)
Impairment charges and restructuring costs:
Radio	$—	$—	$—	$925
Television	—	—	—	—
Corporate	(11)	(62)	(37)	(389)
Consolidated	$(11)	$(62)	$(37)	$536
Operating income (loss):
Radio	$19,638	$12,012	$54,718	$47,157
Television	443	(140)	(1,589)	(2,876)
Corporate	(2,626)	(3,044)	(10,960)	(10,430)
Consolidated	$17,455	$8,828	$42,169	$33,851

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Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	December 31, 2016
Cash and cash equivalents	$23,835
Total assets	$450,890
12.5% Senior Secured Notes due 2017, net	$273,233
Other debt	4,616
Total debt	$277,849
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	65,299
Total	$155,848
Total stockholders' deficit	$(114,117)
Total capitalization	$319,580

	For the Year Ended December 31,
	2016	2015
Capital expenditures	$2,202	$2,472
Cash paid for income taxes	$395	$452